Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com

Penford Corporation Reports Third Quarter Fiscal 2005 Results

CENTENNIAL, Co., June 21, 2005 — Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported financial results for the third quarter and first nine months of fiscal 2005. Penford’s net income for the quarter ended May 31, 2005 was $2.6 million, or $0.29 per diluted share, compared with net income of $2.3 million, or $0.26 per diluted share for the same period last year.

In the third quarter of fiscal 2005, the Company monetized its investment in a small Australian start-up company and recognized a pre-tax gain of $0.7 million on the transaction. In addition, the Company recognized an income tax benefit in the third quarter of $1.0 million on $1.6 million of pre-tax income. Based on a revised estimate of its applicable effective income tax rate for fiscal 2005, the Company recorded a third quarter adjustment increasing the tax benefit related to its first half pre-tax loss by $1.9 million. Third quarter 2004 net income included a $0.4 million pre-tax charge related to restructuring costs in the Australian business segment.

Year-to-date fiscal 2005 reported net loss was $2.2 million, or $0.25 per diluted share, compared to net income of $4.2 million or $0.48 per diluted share, in 2004. Consolidated year-to-date results for fiscal 2005 include approximately $4.1 million in operating costs directly attributable to the labor strike which was settled in the middle of the first quarter, and incremental costs of $0.2 million related to the initial assessment of internal controls pursuant to the Sarbanes-Oxley Act. Year-to-date fiscal 2004 results include $1.1 million in pre-tax restructuring costs in the Australian and Industrial Ingredients businesses and a $0.7 million pre-tax, non-operating expense related to unamortized transaction fees associated with the Company’s prior credit agreement.

Third quarter consolidated sales rose to $76.1 million, up 5% over the same period last year. Higher volumes in the Food Ingredients and Australian operations, improved pricing in the Industrial Ingredients business and stronger Australian Dollar currency exchange rates contributed to the gain. Consolidated gross margin as a percent of sales declined to 13.2% from 16.6% in the prior year due to increased energy and chemical costs that are tracking the rising price of oil as well as higher manufacturing expense in Australia. Operating expenses for the third quarter of fiscal 2005 increased to 8.9% of sales from 8.5% last year primarily due to employee costs. Interest expense for the third quarter rose to $1.5 million from $1.1 million last year on higher short-term interest rates in the United States.

Programs to optimize working capital and improve asset returns increased third quarter operating cash flow to $12.0 million from $7.1 million a year ago. The balance sheet remains strong with total debt outstanding declining by $12.3 million from the beginning of the fiscal year to $68.0 million.

Segment Results
Third quarter fiscal 2005 sales grew 22% to a record level of $13.9 million at the Food Ingredients - North America business. Quarterly volumes improved in the core potato coatings product category and in applications used in the meat, dairy and “low-carbohydrate” markets. Volumes into the “low-carb” market meet outstanding orders that are expected to be fulfilled by the end of fiscal 2005. Revenues from formulations developed for markets that represent entirely new business have more than doubled from the third quarter last year. Gross margin as a percent of sales increased to 27.4% from 24.8% for the same period a year ago as sales of higher margin products accelerated.

Australia/New Zealand sales for the third quarter rose 5% over the same period a year ago on increased volumes and appreciating foreign exchange rates. Gross margin as a percent of sales for the third quarter was 5.1% compared to 15% for the third quarter in the prior year. Higher chemical and fuel costs accounted for approximately half of the decline. Reduced production yields and throughput associated primarily with transitioning manufacturing processes to more value-added product lines contributed to the balance of the decrease.

Fiscal 2005 third quarter revenues at the Industrial Ingredients — North America business were comparable to the same period last year. Pricing has improved in core, international and specialty products categories. Higher average selling prices have offset rising utility and chemical expenses as well as a 17% increase in natural gas costs. Sales of higher margin specialty starches rose 10% in the third quarter and 35% year-to-date. Total volume decreased 6% with lower margin starches declining from peaks achieved in the third quarter of fiscal 2004. Third quarter gross margin as a percent of sales declined to 13% from 15% last year. Key productivity and manufacturing unit cost benchmarks recovered to prior year levels during the quarter, reversing the impact of the strike that ended last October.

President and CEO Thomas Malkoski said, “Performance in our North American Industrial and Food businesses is stepping up, with Industrial Ingredients production metrics back on track and Food Ingredients commercializing several new product opportunities. We continue to focus on programs in Australia that will improve our product mix, operating efficiencies and returns.”

Penford will host a conference call to discuss third quarter financial and operational results today, June 21, 2005 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.

      The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.

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CHARTS TO FOLLOW

Penford Corporation
Financial Highlights

	Three months ended		Nine months ended
	May 31,		May 31,
(In thousands except per share data)	2005	2004	2005	2004

Consolidated Results

Sales	$76,101	$72,484	$217,385	$207,136

Net income (loss)	$2,585	$2,319	$(2,233)	$4,199

Earnings (loss) per share, diluted	$0.29	$0.26	$(0.25)	$0.48

Results by Segment

Industrial Ingredients:

Sales	$38,625	$38,679	$109,394	$107,006
Gross margin	13.0%	15.0%	6.1%	14.1%
Operating income (loss)	1,842	2,964	(1,944)	6,079

Food Ingredients — North America:

Sales	$13,911	$11,417	$38,035	$34,283
Gross margin	27.4%	24.8%	25.4%	25.4%
Operating income	1,825	1,096	4,320	3,714

Australia/New Zealand:

Sales	$23,728	$22,580	$70,837	$66,306
Gross margin	5.1%	15.0%	5.9%	12.0%
Operating income (loss)	(105)	1,692	143	3,500

	May 31,	August 31,
	2005	2004

Current assets	$83,579	$83,580
Property, plant and equipment, net	127,896	130,392
Other assets	50,776	51,824

Total assets	262,251	265,796

Current liabilities	53,328	43,295
Long-term debt	62,421	75,551
Other liabilities	49,721	51,231
Shareholders’ equity	96,781	95,719

Total liabilities and equity	$262,251	$265,796

Penford Corporation
Consolidated Statements of Income (unaudited)

	Three months ended		Nine months ended
	May 31,		May 31,
(In thousands except share and per share data)	2005	2004	2005	2004

Sales	$76,101	$72,484	$217,385	$207,136

Cost of sales	66,061	60,461	196,956	175,393

Gross margin	10,040	12,023	20,429	31,743

Operating expenses	6,783	6,156	18,576	17,330
Research and development expenses	1,447	1,595	4,290	4,551
Restructuring costs, net	—	384	—	1,125

Income (loss) from operations	1,810	3,888	(2,437)	8,737

Non-operating income, net	1,209	505	1,661	1,010
Interest expense	(1,457)	(1,060)	(4,077)	(3,352)

Income (loss) before income taxes	1,562	3,333	(4,853)	6,395

Income tax expense (benefit)	(1,023)	1,014	(2,620)	2,196

Net income (loss)	$2,585	$2,319	$(2,233)	$4,199

Weighted average common shares and equivalents outstanding, diluted	8,936,822	8,933,302	8,822,262	8,835,097

Earnings (loss) per share, diluted	$0.29	$0.26	$(0.25)	$0.48

Dividends declared per common share	$0.06	$0.06	$0.18	$0.18

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